UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2006

Commission File Number: 814-0069

INTEGRATIVE HEALTH TECHNOLOGIES, INC.
(FKA Senticore, Inc.)
(Exact name of registrant as specified in charter)

4940 Broadway, Suite 202
San Antonio, TX 78209
(Address of Principal Executive Offices)

(210) 824-4416
(Registrant's Telephone Number, Including Area Code)

DELAWARE	11-3504866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

This Current Report on Form 8-K is filed by Integrative Health Technologies, Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 OTHER EVENTS

As part of its recent restructuring, on October 16, 2006, the Board of Directors of the Registrant unanimously authorized a reverse stock split of the common stock at a 1:200 ratio (the “Reverse Split”) which, pursuant to Delaware law, was also authorized by the Majority Shareholders of the Registrant. Any resulting fractional shares will be rounded up to the next whole share. As a result of the Reverse Split, the Registrant will have approximately 902,292 shares issued and outstanding, which is based on a total issued and outstanding number of shares of 180,458,487 as of September 19, 2006. In addition, as a result of the Reverse Split, the Registrant will have a public float of approximately 552,562 shares, which is based on a total public float of approximately 110,512,320 shares as of September 19, 2006.

Separately, the Board of Directors on October 16, 2006, also unanimously authorized a reduction in the conversion ratio of the Registrant’s Series A Convertible Preferred Stock. Previously each Series A share was convertible into 400 shares of common stock. From the date of the reverse split each Series A share will be convertible into 2 shares of common stock. As a result, the issued and outstanding 20,000,000 shares of Series A Convertible Preferred Stock will be convertible into 40,000,000 shares of common stock, instead of the 8,000,000,000 shares of common stock that would have resulted previously.

Reducing the conversion ratio by a factor of 200 treats holders of Series A Convertible Preferred Stock in the same way as holders of common stock, except for the rounding up of fractional shares which impacts only the holders of the common stock.

The Registrant plans to file a Preliminary Information Statement on Schedule 14C, as promptly as practicable, with the Commission in connection with the Reverse Split, and after applying to NASDAQ anticipates that the Reverse Split will be effective no sooner than twenty (20) days after it files and mails to shareholders a Definitive Information Statement on Schedule 14C.

Simultaneously with this Form 8-K filing, the Registrant intends to file a Current Report on Form 8-K/A with the Commission in order to report the audited financial statements and pro forma information required by Item 9.01(a) and (b) of Form 8-K in connection with its recent reorganization. The audited financial statements and pro forma financial information reflect the results of the merger with Integrative Health Technologies, Inc., an Illinois corporation and the Registrant’s major portfolio company (IHT). The audit reflects IHT’s net assets of $7,626,273 which were added to Senticore’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATIVE HEALTH TECHNOLOGIES, INC.

By /s/ Gilbert R. Kaats, Ph.D.
Gilbert R. Kaats, Ph.D.
Chairman, President and Chief Executive Officer

Date: October 18, 2006